Exhibit 5.1

Ref:                        SSY/300744-000002/9628770v3

Sina Corporation

37F, Jin Mao Tower

88 Century Boulevard, Pudong

Shanghai 200121

People’s Republic of China

9 August 2016

Dear Sirs

Sina Corporation (the “Company”)

We have acted as Cayman Islands legal counsel to the Company in connection with a registration statement on Form S-8 to be filed with the Securities and Exchange Commission (the “Commission”) on 9 August 2016 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the United States Securities Act of 1933, as amended, (the “Securities Act”) of 6,000,000 ordinary shares, par value US$0.133 per share (the “Shares”), issuable by the Company pursuant to the 2015 Share Incentive Plan adopted by the directors of the Company on 30 July 2015 (such plan, to be referred to as the “Plan”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

For the purposes of giving this opinion, we have examined copies of the Registration Statement and the Plan. We have also reviewed copies of the amended and restated memorandum of association of the Company adopted by special resolution passed on 10 April 2000 and the amended and restated articles of association of the Company adopted by special resolution passed on 7 December 2009 (the “Memorandum and Articles”), and the resolutions of the directors of the Company passed on 30 July 2015 and 8 June 2016 (together, the “Resolutions”).

Based upon, and subject to, the assumptions and qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

1.                                      The Shares to be issued by the Company have been duly and validly authorized.

2.                                      When issued and paid for in accordance with the terms of the Plan and in accordance with the Resolutions, and appropriate entries are made in the register of members (shareholders) of the Company, the Shares will be validly issued, fully paid and non-assessable.

In this opinion letter, the phrase “non-assessable” means, with respect to the issuance of Shares, that a shareholder shall not, in respect of the relevant Shares, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

These opinions are subject to the qualification that under the Companies Law (2013 Revision) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law (2013 Revision) directs or authorises to be inserted therein. A third party interest in the shares in question would not appear.  An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

These opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter.  We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations.

We have also relied upon the assumptions, which we have not independently verified, that (a) all signatures, initials and seals are genuine, (b) copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, (c) there is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions set out above, and (d) upon the issue of any Shares, the consideration received by the Company shall be not less than the par value of such Shares.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act, or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Yours faithfully

/s/ Maples and Calder
Maples and Calder